                                                                    EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT



eLoyalty Corporation, a Delaware corporation ("eLoyalty"), and Steven C. Pollema ("Employee") enter into this Employment Agreement (this "Agreement") effective as of June 1, 2001 (the "Effective Date").

     In consideration of the agreements and covenants contained in this Agreement, eLoyalty and Employee agree as follows:

     1. EMPLOYMENT DUTIES: eLoyalty shall employ Employee as a Senior Vice President of Operations. Employee shall report to eLoyalty's chief executive officer and shall have the normal responsibilities, duties and authorities inherent in his position. Employee's principal place of employment shall be at eLoyalty's corporate headquarters. Employee shall perform faithfully the duties assigned to Employee to the best of Employee's ability and shall devote Employee's full and undivided business time and attention to the transaction of eLoyalty's business.

     2. TERM OF EMPLOYMENT: The term of employment ("Term of Employment") covered by this Agreement shall commence as of June 11, 2001 (the "Employment Date") and continue until terminated in accordance with the terms hereof. Employee agrees that after the Effective Date and prior to the Employment Date, he shall provide eLoyalty with such consulting services as eLoyalty may reasonably request at no additional compensation; provided, however, that such services shall not interfere with Employee's other employment obligations.

     3.   TERMINATION: This Agreement may be terminated as follows:

          (a) Involuntary Termination. eLoyalty may terminate Employee's employment for any reason by giving Employee written notice of termination, which termination shall be effective as of such date specified in the notice (the "Termination Date"), provided that, except in cases of Serious Misconduct (which shall be subject to the notice and cure provisions set forth in paragraph 3(b)), such Termination Date shall be at least 90 days after the notice date and, in any event, no earlier than the six-month anniversary of the Effective Date. Until such Termination Date, Employee shall make a good faith effort to satisfy those professional obligations requested to be performed by eLoyalty, which may include transferring duties and assisting in the orderly transition of client responsibilities, including meeting with clients and returning all eLoyalty and client confidential material. If Employee's employment with eLoyalty is terminated by eLoyalty for any reason other than Serious Misconduct, Employee shall receive:

               (i) a lump sum payment within seven days of the Termination Date equal to the sum of Employee's annual base salary as in effect on the Termination Date, plus an amount equal to the average annual bonus earned during the two years immediately preceding the Termination Date (for any year prior to 2001, the bonus earned shall be deemed to be equal to Employee's base salary on the Effective Date); and

               (ii) with respect to any stock options outstanding on the Termination Date, accelerated vesting of the portion of such stock options that would otherwise vest and become exercisable as of the day prior to the first anniversary of the Termination Date, as provided in the respective applicable stock option agreements.

          (b) Serious Misconduct. eLoyalty may terminate Employee's employment immediately upon written notice and with no continuation of salary, benefits or option vesting if Employee engages in "Serious Misconduct." For purposes of this Agreement, "Serious Misconduct" means embezzlement or misappropriation of corporate funds, conviction of a felony, material breach of this Agreement or willful and continued failure to substantially perform his duties or responsibilities. Prior to any termination for Serious Misconduct, eLoyalty shall provide the Employee with fifteen days' notice and an opportunity to be heard at a meeting of the Board of Directors, and an opportunity to cure a willful failure to perform his duties and responsibilities or, to the extent curable, a material breach of this Agreement.

          (c) Constructive Discharge. A Constructive Discharge by eLoyalty shall be treated for all purposes of this Agreement as a termination by eLoyalty for a reason other than Serious Misconduct and shall entitle Employee to the benefits set forth in paragraph 3(a) above. If (x) Employee provides written notice to eLoyalty of the occurrence of Good Reason (as defined below) within a reasonable time after Employee has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which Employee believes constitute Good Reason;
     (y) eLoyalty fails to correct the circumstances within 15 days after such notice; and (z) the Employee resigns within ninety days after the date of delivery of the notice referred to in clause (x) above, then Employee shall be considered to have been subject to a Constructive Discharge by eLoyalty. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without Employee's consent:

          (i) a reduction by eLoyalty in Employee's base salary, a reduction in his target bonus to less than 100% of base salary; or a material and substantial reduction in Employee's benefits other than a reduction which is applied generally to employees or other senior executives.

          (ii) diminutions in the Employee's duties or responsibilities which ARE material in the aggregate;

          (iii) a change in Employee's reporting relationship such that Employee no longer reports directly to the chief executive officer of eLoyalty or, if eLoyalty is acquired by any other entity, the chief executive officer of the ultimate parent of eLoyalty;

          (iv) a relocation of eLoyalty's corporate offices or Employee's principal place of employment to a location outside of Lake, Cook and DuPage counties;

          (v) the failure of eLoyalty to obtain a satisfactory agreement from any successor to all or substantially all of the assets or business of eLoyalty to assume and agree to perform this Agreement within 15 days after a merger, consolidation, sale or similar transaction; or

          (vi) a material breach of this Agreement by eLoyalty.

          (d) Resignation. Employee may terminate his employment upon giving eLoyalty 90 days written notice. eLoyalty may make the termination effective at any time within the 90 day notice period. During this period Employee shall make a good faith effort to satisfy those professional obligations requested to be performed by eLoyalty, which may include transferring duties and assisting in the transition of client responsibilities, including meeting with clients.

          (e) Disability. eLoyalty or Employee may terminate Employee's employment at any time by reason of Employee's Disability. A termination of Employee's employment by reason of Disability shall be treated for all purposes of this Agreement as a termination by eLoyalty for a reason other than Serious Misconduct and shall entitle Employee to the benefits set forth in paragraph 3(a)(i) above. For purposes of this Agreement, "Disability" means Employee's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities contemplated by this Agreement for a period of not less than 180 days. In the event of a dispute as to whether Employee is disabled, the determination shall be made by a licensed medical doctor selected by the eLoyalty and agreed to by Employee. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. Employee agrees to submit to such tests and examinations as such medical doctor shall deem appropriate.

          (f) Death. A termination of Employee's employment by reason of death shall be treated for all purposes of this Agreement as a termination by eLoyalty for a reason other than Serious Misconduct and shall entitle Employee's estate to the benefits set forth in paragraph 3(a)(i) above.

          4. SALARY: As compensation for Employee's services, eLoyalty shall pay Employee a base salary at the annual rate listed on Exhibit A to this Agreement. Employee's base salary shall be subject to annual review and may, by mutual agreement of eLoyalty and Employee, be adjusted from that listed in Exhibit A according to Employee's responsibilities, capabilities and performance during the preceding year.

       5. BONUSES:

          (a) In order to facilitate Employee's acquisition of shares of eLoyalty common stock in accordance with paragraph 6(a) below, Employee shall receive a sign-on bonus in the amount set forth on Exhibit A to this Agreement in the form of a loan evidenced by, and subject to the terms and conditions of, a promissory note (the "Promissory Note"). The loan proceeds will be distributed as soon as practicable after eLoyalty has received Employee's signed Promissory Note. Provided that Employee remains in the employ of eLoyalty, the loan will be fully forgiven in substantially equal monthly installments over the 24-month period following the date the loan is made. The outstanding balance of the loan will be fully forgiven upon the earliest to occur of (i) any termination of employment by eLoyalty for reasons other than Serious Misconduct; (ii) any termination of employment by Employee pursuant to a Constructive Discharge; (iii) any termination of employment by eLoyalty or Employee for Employee's Disability; (iv) Employee's death; or (v) a Change in Control of eLoyalty as defined in the eLoyalty Corporation 1999 Stock Incentive Plan, as amended and restated (the "Incentive Plan"). Employee will be obligated to repay the remaining balance of his loan with accrued interest thereon in accordance with the terms of the Promissory Note if his employment terminates on account of his resignation other than pursuant to a Constructive Discharge or eLoyalty's termination of his employment for Serious Misconduct before the expiration of such 24-month period.

          (b) In addition, Employee shall be eligible to receive a performance bonus under this paragraph (b) based upon the attainment of objectives determined in accordance with and subject to the terms and conditions of eLoyalty's then applicable discretionary bonus program. Employee's target bonus for the 2001 calendar year shall equal 100% of his annual base salary, prorated based upon the portion of calendar year 2001 remaining from the Effective Date through December 31, 2001. In no event will the Employee's actual bonus for each of the calendar quarters ending on September 30, 2001, December 31, 2001 and March 31, 2002 be less than $63,750, payable no later than forty-five days after the end of each quarter. As soon as practicable after the Effective Date, eLoyalty shall make a lump sum payment to Employee in the amount of $100,000 as an advance against such guaranteed bonus payments. Such advance shall be offset against the final payments of such guaranteed bonus. In the event that Employee's employment is terminated by Employee pursuant to a Constructive Discharge or because of death or Disability, or by eLoyalty for any reason other than Serious Misconduct, this advance shall not have to be repaid, but shall be offset against the amounts otherwise payable under paragraph 3(a), 3(c), 3(e) or 3(f), as the case may be. For calendar years after 2001, Employee's target bonus for any year shall not be less than 100% of his base salary for such year and, subject to approval of the Compensation Committee of eLoyalty's Board of Directors, shall be based upon objectives mutually agreed upon by Employee and eLoyalty's Chief Executive Officer. The timing of any bonus payments for calendar years after 2001 (other than the guaranteed bonus payment for the first quarter of 2002) shall be in accordance with the schedule set by eLoyalty for its Senior Vice-Presidents.

     6.   ELOYALTY STOCK:

          (a) Purchase of Stock. Employee shall acquire shares of eLoyalty common stock for an aggregate purchase price in the amount set forth on Exhibit A in open market transactions on or before the 90th day following the Employment Date.

          (b) Restricted Stock. As of the Employment Date, Employee shall be awarded the number of shares of common stock of eLoyalty set forth on Exhibit A to this Agreement. The shares shall be awarded as Restricted Stock under and in accordance with the provisions of the Incentive Plan, and will be subject, in all respects, to the terms and conditions of the Incentive Plan. In addition, the award of such Restricted Stock will be evidenced by, and subject to the terms and conditions of, a Restricted Stock Award Agreement in the form attached hereto (the "Restricted Stock Agreement") reflecting the vesting schedule set forth on Exhibit A hereto, as well as the other customary terms and conditions applicable to awards under the Incentive Plan.

          (c) Stock Options. As of the Effective Date, Employee shall be granted a nonqualified stock option (the "Option") to purchase the number of shares of common stock of eLoyalty set forth on Exhibit A to this Agreement. The Option shall be granted under and in accordance with the provisions of the Incentive Plan, and will be subject, in all respects, to the terms and conditions of the Incentive Plan. In addition, the Option will be evidenced by, and subject to the terms and conditions of, a Stock Option Agreement in the form attached hereto (the "Option Agreement") reflecting the vesting schedule set forth on Exhibit A hereto, as well as the other customary terms and conditions applicable to options granted under the Incentive Plan.

     7. EMPLOYEE BENEFITS: During the Term of Employment, Employee shall be entitled to participate in such employee benefit plans, including eLoyalty's 401(k) plan and deferred compensation plan and its group life and health insurance and other medical benefits, and shall receive all other fringe benefits, including 22 paid vacation days, as eLoyalty may make available generally to its Senior Vice Presidents. In the event of a termination of employment by eLoyalty for reasons other than Serious Misconduct or Employee's Constructive Discharge, Employee shall continue to receive group life and health insurance and other medical benefits and continued deferral of income deferred prior to his termination of employment through the first anniversary of such termination on the same basis as an active employee.

     8. BUSINESS EXPENSES: eLoyalty shall reimburse Employee for all reasonable and necessary business expenses (including mobile phone expenses) incurred by Employee in performing Employee's duties in accordance with eLoyalty's expense reimbursement policies. Employee shall provide eLoyalty with supporting documentation sufficient to satisfy reporting requirements of the Internal Revenue Service and eLoyalty. eLoyalty's determination as to reasonableness and necessity shall be final.

     9. NONCOMPETITION AND NONDISCLOSURE: Employee acknowledges that the successful development and marketing of eLoyalty's professional services and products require substantial time and expense. Such efforts generate for eLoyalty valuable and proprietary information ("Confidential Information") which gives eLoyalty a business advantage over others who do not have such information. Confidential Information of eLoyalty and its clients and prospects includes, but is not limited to, the following: business strategies and plans; proposals; deliverables; prospects and customer lists; methodologies; training materials; computer software; and other Trade Secrets (as defined in paragraph
11) of eLoyalty, its customers and its vendors. Employee acknowledges that during the Term of Employment, Employee will obtain knowledge of such Confidential Information. Accordingly, Employee agrees to undertake the following obligations which Employee acknowledges to be reasonably designed to protect eLoyalty's legitimate business interests without unnecessarily or unreasonably restricting Employee's post-employment opportunities:

          (a) Upon termination of the Term of Employment for any reason, Employee shall return all eLoyalty property, including but not limited to computer programs, files, notes, records, charts, or other documents or things containing in whole or in part any of eLoyalty's Confidential Information.

          (b) During the Term of Employment and subsequent to termination, Employee agrees to treat all such Confidential Information as confidential and to take all necessary precautions against disclosure of such information to third parties during and after Employee's employment with eLoyalty. Employee shall refrain from using or disclosing to any person, without the prior written approval of eLoyalty's Chief Executive Officer, any Confidential Information unless at that time the information has become generally and lawfully known to eLoyalty's competitors.

          (c) Without limiting the obligations of paragraph 9(b) during the Noncompetition Period (as defined below), Employee shall not, for Employee's self or as an agent, partner or employee of any person, firm or corporation, engage in or be employed by any entity which engages in the practice of consulting or related services with respect to the customer relationship management ("CRM") area which is competitive with the services provided by eLoyalty or which, on the date of Employee's termination of employment, senior management of eLoyalty is actively planning for eLoyalty to provide to its customers; provided, however, that the foregoing shall not preclude the Employee from employment with any entity which provides consulting or related services in the CRM area if (i) services in the CRM area do not constitute such entity's principal business, and (ii) the Employee does not have duties, responsibilities or authorities with respect to the portion of such entity's business which relates to the CRM area. For purposes of this paragraph, the "Noncompetition Period" means (i) the six-month period following Employee's termination of employment either by eLoyalty for reasons other than Serious Misconduct or by Employee pursuant to a Constructive Discharge or (ii) the one-year period following Employee's termination of employment by eLoyalty for Serious Misconduct or by Employee for any reason other than pursuant to a Constructive Discharge.

          (d) During a one year period immediately following Employee's termination of employment for any reason, Employee shall not induce or assist in the inducement of any eLoyalty employee away from eLoyalty's employ or from the faithful discharge of such employee's contractual and fiduciary obligations to serve eLoyalty's interests with undivided loyalty.

         Notwithstanding anything contained in this paragraph 9 to the contrary, Employee shall not be prevented from: (a) owning up to 5% of the outstanding stock of any corporation regularly traded on a national securities exchange or in any over-the-counter market; or (b) retaining any shares of stock in any corporation which Employee owned prior to the date of this Agreement.

     10. REMEDIES: Employee recognizes and agrees that a breach of any or all of the provisions of paragraph 9 will constitute immediate and irreparable harm to eLoyalty's business advantage, including but not limited to eLoyalty's valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that eLoyalty shall therefore be entitled to an order enjoining any further breaches by the Employee.

     11. AGREEMENTS REGARDING PRIOR EMPLOYMENT.

          (a) As used in this Agreement "Trade Secret" means the whole or any portion of the property of a person (the "Owner") consisting of any information, pattern, compilation, data, list, document, memorandum, process, program, device, method, technique, formula or improvement, whether patentable or not, relating to the business of the Owner (i) of which Employee became aware as a consequence of or through his relationship with the Owner; (ii) which derives independent economic value, actual or potential, form not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (iii) which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Assuming these three criteria are met, Trade Secrets shall include information relating to the financial affairs, customers, employees, employees' compensation, research, development, inventions, existing and future products and services, plans and designs, and marketing of the Owner. Trade Secrets shall not include any data or information that has been voluntarily disclosed to the public by the Owner or become generally known to the public.

          (b) To induce eLoyalty to enter into this Agreement, Employee represents to eLoyalty that Employee has not disclosed to eLoyalty, directly or indirectly, any Trade Secret of any former employer and that Employee does not believe that the performance of his duties and responsibilities arising from this Agreement will require his reliance on, use of or disclosure of any Trade Secret of any former employer.

          (c) Employee and eLoyalty hereby covenant to each other that neither eLoyalty nor Employee intends to obtain, learn, disclose or use any Trade Secret of any former employer of Employee. Employee will not disclose to eLoyalty any Trade Secret of a former employer, and eLoyalty will not request Employee to make any such disclosure.

     12. INTELLECTUAL PROPERTY: During the Term of Employment, Employee shall disclose to eLoyalty all ideas, inventions and business plans which Employee develops during the course of Employee's employment with eLoyalty which relate directly or indirectly to eLoyalty's business, including but not limited to any computer programs, processes, products or procedures which may, upon application, be protected by patent or copyright. Employee agrees that any such ideas, inventions or business plans shall be the property of eLoyalty (and in furtherance thereof hereby assigns to eLoyalty any and all rights and interests of Employee therein and thereto) and that Employee shall, at eLoyalty's request and cost (including reimbursement of Employee's expenses and, if Employee is no longer in the employ of eLoyalty, reasonable per diem compensation to Employee), provide eLoyalty with such assurances as is necessary to secure a patent or copyright.

     13. ASSIGNMENT: Employee acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, Employee may not assign any of Employee's rights or delegate any of Employee's duties or obligations under this Agreement. eLoyalty may assign its rights, duties or obligations under this Agreement to a subsidiary or affiliate of eLoyalty with the consent of Employee. This Agreement shall be binding upon and inure to the benefit of any purchaser or transferee of a majority of eLoyalty's outstanding capital stock or a purchaser or transferee of all, or substantially all, of the assets of eLoyalty.

     14. NOTICES: All notices hereunder shall be in writing, except for notice of termination of employment, which may be oral if confirmed in writing within 14 days. Notices intended for eLoyalty shall be sent by registered or certified mail addressed to it at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045 or its current principal office, and notices intended for Employee shall be either delivered personally to Employee or sent by registered or certified mail addressed to Employee's last known address.

     15.ENTIRE AGREEMENT: This Agreement and Exhibit A attached hereto, together with the other plans, programs and agreements referred to herein, constitute the entire agreement between eLoyalty and Employee with respect to the subject matter hereof. Neither Employee nor eLoyalty may modify this Agreement by oral agreements, promises or representations. The parties may modify this Agreement only by a written instrument signed by the parties.

     16. WAIVER OF BREACH: No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

     17. APPLICABLE LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     18. BINDING ARBITRATION: Employee and eLoyalty agree that all claims or disputes relating to Employee's employment with eLoyalty or the termination of such employment, and any and all other claims that Employee might have against eLoyalty, any eLoyalty director, officer, employee, agent, or representative, and any and all claims or disputes that eLoyalty might have against Employee (except for any claims under Paragraph 9 of this Agreement) shall be resolved under the Expedited Commercial Rules of the American Arbitration Association. If either party pursues a claim and such claim results in an Arbitrator's decision, both parties agree to accept such decision as final and binding. eLoyalty and Employee agree that any litigation under Paragraph 9 or 10 of this Agreement shall be brought in the Circuit Court for Cook County, Illinois.

     19. SEVERABILITY: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    20. ACKNOWLEDGEMENT: Employee acknowledges that Employee has read, understood and accepts the provisions of this Agreement.


eLoyalty Corporation                        Steven C. Pollema



By: /s/ KELLY D. CONWAY                  /s/ STEVEN C. POLLEMA
   ---------------------------           ------------------------
         Kelly D. Conway
President and Chief Executive Officer

                                    EXHIBIT A


EMPLOYEE:                  Steven C. Pollema

POSITION:                  Senior Vice President

BASE SALARY:               $300,000 per annum

SIGN-ON BONUS/LOAN:        $250,000

EFFECTIVE DATE:            June 1, 2001

EMPLOYMENT DATE:           June 11, 2001

STOCK PURCHASE:            $150,000

RESTRICTED STOCK:

                           Award as of the Employment Date, under the Incentive Plan, of 50,000 restricted shares of eLoyalty Corporation common stock, having the following vesting schedule, subject to the terms and conditions of the Incentive Plan and the applicable Restricted Stock Award Agreement:

                           Vesting Schedule: The Award shall vest in monthly increments on the first day of each month over the sixty (60) consecutive month period beginning on the first day of the month following the month in which the Employment Date occurs (subject to Employee's continued employment with eLoyalty). The first 20 such monthly increments shall be for 834 shares each. The final 40 such monthly increments shall be for 833 shares each. The Award shall be subject to accelerated vesting (i) as to a portion of the shares, in accordance with the terms set forth in the attached Restricted Stock Award Agreement, upon a termination of Employee's employment within the first year of the Agreement by eLoyalty for reasons other than Serious Misconduct or by Employee by reason of Constructive Discharge, or (ii) as to all shares, upon a change in control of eLoyalty or in the event of death or termination of employment by reason of Disability or retirement with eLoyalty's consent in accordance with the terms set forth in the attached Restricted Stock Award Agreement.


                                  Exhibit A-1

STOCK OPTION:              Initial grant as of the Effective Date, under the
                           Incentive Plan, of a nonqualified option to purchase
                           200,000 shares of eLoyalty Corporation common stock, having the following exercise price and vesting schedule, subject to the terms and conditions of the Incentive Plan and the applicable Option Agreement:

                           Exercise Price: Closing price per share of eLoyalty common stock on the Effective Date.

                           Vesting Schedule: The Option shall become vested and exercisable with respect to 50,000 shares (25% of the shares covered by the Option) on the last day of the month in which the first anniversary of the Effective Date occurs (subject to Employee's continued employment with eLoyalty). The remaining 150,000 shares covered by the Option shall vest and become exercisable in equal monthly increments (each equal to 1/36 of such remaining shares) on the last day of each month over the thirty-six (36) consecutive month period beginning in the month following the month in which the first anniversary of the Effective Date occurs (subject to Employee's continued employment with eLoyalty). The option shall be subject to accelerated vesting (i) as to a portion of the option, in accordance with the terms set forth in the attached option agreement, upon a termination of Employee's employment by eLoyalty for reasons other than Serious Misconduct or by Employee by reason of Constructive Discharge (with accelerated vesting as to the entire option if any such employment termination occurs during the first year of Employee's employment) or upon a change in control of eLoyalty or (ii) as to the entire option, in the event of Employee's death or termination of his employment by reason of Disability, in accordance with the terms set forth in the attached option agreement.


     /s/ STEVEN C. POLLEMA                 eLoyalty Corporation
--------------------------------
       Steven C. Pollema

                                           By: /s/ KELLY D. CONWAY
                                              ---------------------------
                                                    Kelly D. Conway
                                                  President and Chief
                                                   Executive Officer



                                  Exhibit A-2